Siliken
renewable energy

PRODUCT SALES AGREEMENT

This Product Sales Agreement is entered into between Siliken Renewable Energy, Inc. with offices at 5901 Priestly Drive, Carlsbad, California 92008 ("Siliken") and Pacific Blue Energy Corp ("Customer").

Recitals

Siliken is in the business of manufacturing and selling photovoltaic modules and related products ("Products"). Customer desires to purchase Products all in accordance with the terms and conditions of this agreement.

Now, therefore, the parties agree as follows:

1. Products. The Products covered by this agreement are set forth in the attached Exhibit A.

2. Prices. The prices to be paid by Customer to Siliken for the Products are set forth in the attached Exhibit A. Base Prices are in U.S. dollars and do not include freight, sales taxes, duties, or special charges.

3. Quantities/Delivery. The quantities of Products to be sold and delivered to Customer are set forth in Exhibit A along with estimated delivery dates. Prices and delivery is Ex Works ("Incoterms"), San Diego, California. Siliken will arrange shipping in accordance with Customer instructions. Absent such instructions, Siliken will ship in a commercially reasonable manner. Delivery dates are estimates; Siliken will make commercially reasonable efforts to meet requested delivery dates, but will not otherwise be responsible for delayed delivery.

4. Payment Terms. Unless otherwise agreed to by the parties, payment terms are 100% paid prior to the time of shipment or pickup. Payments can be executed by wire transfer as follows:

Beneficiary Bank:	City National Bank 4275 Executive Square, Suite 750 La Jolla, CA 92037
Account Name:	Siliken Renewable Energy
Account Number:	112-951-458
ABA/Routing Number:	122016066

Payment can be mailed to:

Siliken Renewable Energy
Accounts Receivable Department
5901 Priestly Dr. Suite 170
Carlsbad, CA 92008

Siliken
renewable energy

5. Warranty. Siliken warrants to Customer only that:

5.1.1 the Products will be free from defects in material and workmanship and will meet the specifications published by Siliken for a period of ten (10) years from the date of the initial installation;

5.1.2 the Products will achieve power output:

Period	Minimum Power Value
1-10 years from first installation	90%
10-25 years from first installation	80%

5.1.3 the Products will meet the performance standards set forth in 5.1.2 herein or the current specifications as specified by Siliken product development, as measured according to the provisions of the IEC60904 standard for a period of twenty-five (25) years from the date of the initial installation.

5.2 If any Product furnished by Siliken fails to conform to its warranty, Siliken's sole and exclusive liability will be, at its option, to repair or replace the non-conforming Product, or refund the amount paid for the non-conforming product; provided, however, that: (i) Customer promptly notifies Siliken in writing that the Product is non-conforming; (ii) Customer returns the Product to Siliken at the address provided in Section 16.1 herein; and (iii) Siliken is satisfied that claimed non-conformities exist and were not caused by accident, fire, flood, atmospheric discharge, misuse, neglect, alteration, unauthorized repair, unauthorized installation, addition of unauthorized equipment, improper use, or improper testing. Siliken shall have no liability and shall bear no cost for removal or reinstallation of Product which is the subject of a claim under this Warranty, nor for the cost of transportation of such Product. Siliken will complete failure analysis to determine if the Product qualifies for a warranty replacement. Siliken will have a reasonable time to analyze and repair or replace the Product, or to pay a refund.

5.3 This warranty may not be transferred or assigned without Siliken's prior written permission, which may be granted or withheld at Siliken's sole discretion. This Warranty applies only to Product used for electrical power generation in its initial installation and in accordance with Siliken's Product Specifications in place at the time of manufacture. Siliken reserves the right to inspect the Products prior to determining whether to grant permission to transfer this warranty. ANY AND ALL WARRANTIES WILL BE VOID IF THE SERIAL NUMBER ON A PRODUCT HAS BEEN DEFACED, MODIFIED, MANIPULATED, OR IS OTHERWISE NOT CLEARLY IDENTIFIABLE.

5.4 If the Product does not qualify for a warranty repair or replacement, Customer will be contacted and may send a Purchase Order for the Product to be repaired or replaced at Customer's cost. Siliken reserves the right to refuse any returns that are not warranty returns and to charge a restocking fee. Siliken may return the non-conforming, non-warranted Product to Customer, but CUSTOMER ACKNOWLEDGES AND ASSUMES ALL RISKS OF USING A NON-CONFORMING, NON-WARRANTED PRODUCT.

Siliken
renewable energy

6. Disclaimer of Other Warranties. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5 OF THIS AGREEMENT, NO WARRANTIES EXIST, EITHER EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF QUALITY, PERFORMANCE, NON-INFRINGEMENT, MERCHANTABILITY, TITLE, OR FITNESS FOR A PARTICULAR PURPOSE, NOR ARE THERE ANY WARRANTIES CREATED BY COURSE OF DEALING, COURSE OF PERFORMANCE, OR TRADE USAGE.

7. Export Compliance. Customer agrees to comply with all federal, state, and municipal laws, including regulations under the U.S. Export Administration Act and the United States Foreign Corrupt Trade Practices Act. Customer represents that it will not export, re-export, transship, or otherwise remove any Products from the United States, either directly or indirectly, without the consent of Siliken and without first obtaining any licenses or approvals as may be required from the U.S. Department of Commerce and any other applicable agency or department of the United States Government. Customer represents and warrants that the Products will not be utilized for any of the following activities: (i) the design, testing, production, construction, or use of nuclear weapons or nuclear facilities, (ii) the design, development, or use for missile development, and (iii) the design, development, production, stockpiling, or use of chemical or biological weapons and related facilities; and the Products will not be utilized for terrorist or narcotics trafficking activities. Customer represents and warrants that it is not subject to a denial or production order issued by the Bureau of Industry and Security ("BIS"), and that neither it nor its facilities or employees are listed on any Denied Persons List published by BIS set forth at www.bxa.doc.gov/dpl/thedeniallist.asp. Further, Customer represents and warrants that neither it nor its affiliates or employees are listed on any Special Designated Nationals or Blocked Persons list published by the Office of Foreign Assets Control set forth at www.treas.gov/offices/eotffc/ofac/sdnz/index.html. Any breach of this Section 7 is considered a material breach of these Terms, and Siliken may cancel the order without notice to Customer and recover from Customer all direct expenses incurred in processing the order.

8. Limits of Liability. UNLESS OTHERWISE PROVIDED HEREIN, SILIKEN SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), EVEN IF SILIKEN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT SHALL SILIKEN'S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THESE TERMS EXCEED THE AMOUNTS PAID TO SILIKEN BY CUSTOMER FOR THE PRODUCT(S) ASSOCIATED WITH SUCH LIABILITY.

9. Indemnification. Customer will defend, indemnify, and hold Siliken, its officers, directors, agents, employees, and affiliates harmless from any and all third-party claims, liabilities, costs and damages (including attorneys' fees) resulting from or arising out of any act or omission of Customer or its employees, agents, or subcontractors, or arising out of the sale or use of the Products.

10. Force Majeure. Neither party will be liable for damages due to any delay or default in performing any obligation hereunder (other than payment obligations) if that delay or default is due to acts beyond its reasonable control including acts of God or public enemy, acts of other parties, governmental laws, regulations or requirements,

the acts or failure to act of any governmental authority, acts of civil or military authority, labor disputes, fires, riots, wars, embargoes, epidemics, floods, unusually severe weather, or shortage or absence of power or fuel.

11. Confidentiality. In connection with this agreement each party may have access to confidential and proprietary information of the other ("Confidential Information"). Confidential Information means information either marked as confidential or information known by the receiving party as being treated by the disclosing party as confidential. Each party agrees to keep Confidential Information confidential, not to use such information except as authorized by the disclosing party, and to accord to such information the same safeguards and protections which it accords to its own confidential business information. Confidential Information shall not include information: (i) that is now or becomes generally available to the public through no fault or breach of the receiving party; (ii) that the receiving party can document was already known to it prior to disclosure by the disclosing party; (iii) that is independently developed by the receiving party without use of any of the other party's Confidential Information; and (iv) that the receiving party rightfully obtains from a third party who has the right to transfer or disclose it. If the receiving party is subpoenaed or ordered by any court or governmental agency to disclose Confidential Information, it will provide prompt written notice to the other party so as to allow such party to seek a protective order or confidential treatment for such information.

12. Termination. Either party may terminate this agreement based on breach by the other party which is not cured within thirty (30) days' written notice thereof, or upon the other party's insolvency, bankruptcy, suspension of business, assignment of assets for the benefit of creditors, voluntary dissolution, or appointment of a trustee for all or a substantial portion of the party's assets.

13. Representations and Warranties. Each party represents that: (i) it is duly organized and validly existing under the laws of the state of its formation; (ii) that it has all requisite power and authority to enter into this agreement and to perform its obligations under this agreement; (iii) that all actions necessary to authorize it to enter into and perform under this agreement have been properly taken; (iv) that this agreement has been duly executed and delivered by it and is valid and binding in accordance with its terms; (v) that entering into this agreement is not a breach of or contrary to any other agreement or arrangement entered into; and (vi) there are no lawsuits or other legal proceedings pending, or to the best of its knowledge threatened, which may have a material adverse effect on its ability to fulfill its obligations under this agreement.

14. Press Release. The parties will agree on a press release covering entering into this agreement. Consent to any proposed form of press release will not unreasonably be withheld.

15. Disputes. The rights and liabilities of the parties arising out of or relating to this agreement will be governed by the laws of the state of California, exclusive of choice of law rules, and the prevailing party in any litigation arising out of or relating to this agreement will be entitled to recover all reasonable attorneys' fees and other expenses (in addition to statutory "costs" of litigation), including attorneys' fees and expenses in connection with any trial, appeal, or petition for review. Prior to commencing litigation under this agreement, the parties will mediate their dispute with a mediator agreed to by the parties. Absent such agreement, mediation will be conducted under the mediation rules of the American Arbitration Association. Each party will bear its own costs and expenses in connection with such mediation.

16. Miscellaneous.

16.1 Notice and Delivery. Any return of Product, and any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only upon delivery by: (a) personal delivery to the designated individual; (b) certified or registered mail, postage prepaid, return receipt requested; (c) a nationally recognized overnight courier service with confirmation of receipt; (d) facsimile transmission with confirmation of receipt; or (e) electronic mail. All such notices must be addressed as follows or such other address as to which any party hereto may have notified the other in writing:

If to Siliken:

Siliken Renewable Energy
5901 Priestly Drive, Suite 170
Carlsbad, CA 92562
Attention: General Manager
Phone: 760-448-2083
Facsimile: 760-931-1085
Email: siliken.usa@siliken.com

If to Customer:

Joel Franklin
Pacific Blue Energy Corp
42016 N Anthem Heights Drive
Anthem, AZ 85086
Off: 623-221-5546

Any of the above addresses may be changed at any time by notice delivered to the other party as provided above; provided, however, that any such notice with respect to change of address shall be effective only upon receipt.

16.2 Assignment. This agreement shall not be assigned or otherwise transferred by either party without the prior written consent of the other, which consent shall not unreasonably be withheld; provided, however, that either party may assign in connection with a merger or sale of all or substantially all of its assets or to a company controlling, controlled by, or under common control with it.

16.3 Entire Agreement. This is the entire agreement between the parties. It supersedes all prior or contemporaneous agreements, understandings, or representations with respect to the subject matter hereof. This agreement may not be modified or amended except in writing signed by both parties.

16.4 Severability. If any term or provision of this agreement shall to any extent be invalid or unenforceable, the remainder of this agreement shall not be affected thereby and each term and provision of the agreement shall be valid and enforced to the fullest extent permitted by law.

16.5 Construction or Interpretation. This agreement is the result of negotiation between sophisticated parties and no provision hereof shall be construed against a party solely because that party was responsible for drafting the provision in question.

17. Effective Date. This agreement will be effective when executed by both parties, the deposit is received, and the agreement is acknowledged by Siliken Renewable Energy.

SILIKEN RENEWABLE ENERGY, INC.

By:__________________________
Name: Scott Sporrer
Title: CFO
Date: __________________________

By:__________________________
Name: Joel Franklin
Title: __________________________
Date: __________________________

Siliken
renewable energy

EXHIBIT A

Products/Prices/Quantities/Delivery Summary

Project Name: Pacific Blue Energy Corp
Proposal Date: 12-7-09
Proposal Expiration Date: 2-7-10
Project Description: 50kw initial order

Solar Photovoltaic (PV) Power Components: sold in bulk components only, no installation

Product 220w, 225w or 230w Estimated Delivery Date 3-1-10 Quantity 50 kilo watts

Solar Panels

Siliken SLK60P6L/225 watt-dc Warehouse Pickup 222 (50kw-dc total)

Customer shall allow 3-6 weeks delivery from date of payment to Siliken. Orders to HI ship 137.7kw in 40' ocean containers. 800kw can ship every 2 weeks. Shipping cost per container to HI $7,558.00

Inverters

SMA Sunny Central- AE Solaron - Satcon Warehouse Pickup

Customer shall allow 2-4-weeks delivery from date of payment to Siliken

Racking

Unirac – Prosolar – Siliken Rack system- Array Technologies Inc Warehouse Pickup
(System specified by David Schroeders, Blue Sky Commercial Solar)

Customer shall allow 2-4 weeks delivery from date of payment to Siliken

Delivery:

Customer to pickup product from Siliken Warehouse, 1225 Exposition Way Ste 160, San Diego, CA 92154 (Exit 905 Hwy in Otay Mesa). Shipping to HI or out of State needs to have a confirmed ship to zipcode included in the purchase order.

Pricing:

The above items, shown in the listed quantities have a sale price of **$2.33per watt** excluding tax. Initial order $116,383.00

Terms:

100% payment is required prior to release of product unless terms are agreed by both parties.

No Sales Tax is included as long as customer provides a validly executed California Resale Certificate